HENYA FOOD CORP.
Internal Memorandum

September 21, 2007

Effective October 1st, 2006 - the following individuals will provide on-going daily management services for Henya Food Corp ("HENYA") as required:

•  Henry Ender
•  Fred Farnden
•  Jeffrey Kurtz

It is agreed that a monthly amount equal to $10,000 will be accrued for each of the noted individuals and will become due and payable when HENYA has the available cash flow or alternate form of payment is agreed upon.

/s/Henry Ender
Henry Ender
President & CEO